Exhibit 16(5)

VOYA LETTERHEAD

U.S. LEGAL/PRODUCT FILING UNIT

ONE ORANGE WAY, C2N

WINDSOR, CT 06094-4774

J. NEIL MCMURDIE

SENIOR COUNSEL

PHONE:  (860) 580-2824  |  EMAIL:  NEIL.MCMURDIE@VOYA.COM

                                                                                                                        BY EDGARLINK

November 10, 2015

Securities and Exchange Commission

100 F. Street, NE

Washington, DC  20549

Attention: Filing Desk

Re:	Voya Retirement Insurance and Annuity Company Registration Statement on Form S-3 Prospectus Title: Guaranteed Accumulation Account File No.: 333-_______

Ladies and Gentlemen:

As Counsel to Voya Retirement Insurance and Annuity Company, a Connecticut life insurance company (the “Company”), I have represented the Company in connection with the Guaranteed Accumulation Account (the “Account”) available under certain variable annuity contracts and the S-3 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-3 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ J. Neil McMurdie

J. Neil McMurdie

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